EXHIBIT 23.2

         Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-2 No. 333-______________) and related Prospectus of TCPI, Inc. and Subsidiaries for the registration of up to 1,423,796 shares of its common stock of our report dated March 3, 2000 (except for the fourth and fifth paragraphs of Note 9, as to which the date is March 29, 2000), with respect to the consolidated financial statements and schedule of Technical Chemicals and Products, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                               /s/ Ernst & Young LLP


Miami, Florida
February 21, 2001